Exhibit 99.(b)

Exhibit B

Beneficial Ownership of Reporting Persons

		Number of		Number of	Number of
	Number and	Shares Sole	Number of	Shares Sole	Shares Shared
	Percentage of	Power to	Shares Shared	Power to	Power to
	Shares	Vote or	Power to Vote	Dispose or	Dispose or
	Beneficially	Direct the	or Direct the	Direct the	Direct the
Name	Owned	Vote	Vote	Disposition	Disposition

Joseph P. Tagliente	340,000	340,000	50,000	340,000	50,000
	(3.0)%

Teresa Tagliente	104,000	54,000	210,000	54,000	210,000
	(0.9)%

Joseph D. Tagliente	84,450	16,000	176,900	16,000	176,900
	(0.8)%

Maria Teresa Marshall	86,000	86,000	0	86,000	0
	(0.8)%

Steven A. Tagliente	62,000	12,000	50,000	12,000	50,000
	(0.6)%

Rosemarie Tagliente	23,450	15,000	16,900	15,000	16,900
	(0.2)%